UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Verity U.S. Treasury Fund

YOU ARE ONE OF THE TOP SHAREHOLDERS WHO HAVE NOT YET VOTED!

PLEASE KNOW THAT WE WOULD NOT UNDERTAKE THE EXPENSE OF THIS OVERNIGHT PACKAGE TO YOU UNLESS YOUR VOTE WAS VITAL.

September 12, 2025

Dear Shareholder:

We hope this overnight package conveys how much we truly need YOUR vote! Even if you simply cast an abstain vote, it would be extremely helpful.

The Special Meeting of shareholders of the Verity U.S. Treasury Fund, originally scheduled for August 28, 2025, has been adjourned a second time until September 25, 2025 due to lack of quorum to hold the meeting.
Shareholders are being asked to vote on one proposal to approve a new investment advisory agreement between Verity Asset Management, Inc. (“Verity”) and the Trust, on behalf of the Fund.
The full proxy statement is available for your review here: www.OkapiVote.com/Verity. Because there is a great deal of information in the materials, the following key points are highlighted. Under the New Investment Advisory Agreement, there will be:
1.No change to the investment adviser (Verity will remain the Fund’s investment adviser).
2.No change to the investment advisory fees.
3.No change to the investment objective and principal investment strategies

The Board of Directors of the Fund unanimously recommends that you vote FOR the proposal. To date, an overwhelming majority of the votes received have been cast in favor of the proposal. There simply have not been a suﬃcient number shares voted to reach the participation level required for quorum.

In order for your vote to be represented and the meeting to reach quorum, we must receive your voting instructions. Your voting options for each proposal are For, Against or Abstain. Casting an Abstain vote is neither for nor against the proposals, it is simply showing up for quorum. PLEASE SUBMIT YOUR VOTE TODAY USING ONE OF THE FOLLOWING OPTIONS:

1.By Internet
Follow the simple instructions on the enclosed proxy card.

2.By Phone
Call the toll-free number listed on the enclosed proxy card and follow the simple voice prompts.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (877) 259-6290 or by email at: Verity@okapipartners.com. Representatives are available Monday - Friday 9:00am to 8:00pm (ET). Thank you for your continued support of the fund and your assistance in this matter.